Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-263918

Prospectus Supplement No. 2

(to Prospectus dated May 13, 2022)

Bright Green Corporation

Up to 158,249,000 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 13, 2022 (the “Prospectus”), related to the registration of the resale of up to 158,249,000 shares of our common stock by our stockholders identified in this Prospectus, with the information contained in Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission (“SEC”) on August 19, 2022 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “BGXX.” On August 22, 2022, the last reported sales price of our common stock was $1.16 per share.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus and in any applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 23, 2022.

i

EXPLANATORY NOTE

Bright Green Corporation ( the “Company”) is filing this Amendment No. 1 on Form 10Q/A (this “Report”) to amend its Quarterly Report for the quarter ended June 30, 2022, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 12, 2022 (the “Original Report”), to restate the Company’s unaudited condensed consolidated financial statements for the period ended June 30, 2022. Consequently, the previously filed unaudited condensed consolidated financial statements for the period ended June 30, 2022, should no longer be relied upon.

Background

On August 16, 2022, the management of the Company and the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), after consultation with SRCO Professional Corporation, the Company’s independent registered public accounting firm, and consideration of the relevant facts and circumstances, concluded that the Company’s unaudited condensed interim financial statements as of June 30, 2022 and for the quarterly period ended June 30, 2022 included in the Original Report should be restated, and that such financial statements previously filed with the SEC should no longer be relied upon as a result of an error related to the recording of the fair value of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issued as share based compensation in June 2022, which resulted in the Company’s consolidated general and administrative expenses for the three months and six months ended June 30, 2022 being understated by $6,297,960 in the Original Report.

On June 3, 2022, we issued an aggregate of 1,574,490 shares of Common Stock for services rendered (the “Shares”), having a fair value of $8.00 per share, the price of the Common Stock as of May 17, 2022 upon the direct listing of our Common Stock on the Nasdaq Capital Market. The Original Report incorrectly recorded a fair value of $4.00 per share. With this error being corrected in this Report, net loss increased by $6,297,960. Additionally, the change impacted our basic and diluted net loss per share of Common Stock calculations. See restated Note 2. Liquidity and Basis of Presentation to our unaudited condensed consolidated financial statements included in this Report for the adjustments to the consolidated financial statements related to this misstatement. The Company has also made corresponding amendments to applicable footnote disclosures.

Because these revisions are treated as corrections of errors to our prior period financial results, the revisions are considered to be a “restatement” under U.S. generally accepted accounting principles (“US GAAP”). Accordingly, the revised financial information included in this Report has been identified as “Restated.”

For ease of reference, this Reports amends Item 1. Financial Information of the Original Report.

In addition, in accordance with SEC rules, Part II, Item 6 of the Original Report has been amended to include the currently dated certifications from the Company’s principal executive officer and principal financial officer, as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

For the convenience of the reader, this Report sets forth the information in the Original Report in its entirety, as such information is modified and superseded where necessary to reflect the restatements. This Report does not amend, update or change any other items or disclosures in the Original Report and does not purport to reflect any information or events subsequent to the filing thereof. As such, this Report speaks only as of the filing date of the Original Report, and the Company has not undertaken herein to amend, supplement or update any information contained in the Original Report to give effect to any subsequent events. Accordingly, this Report should be read in conjunction with the Company’s filings made with the SEC subsequent to the filing of the Original Report, including any amendment to those filings. As a result of the restatement, the Company has concluded there was a material weakness in its internal control over financial reporting as of June 30, 2022, and its disclosure controls and procedures were not effective. See additional discussion included in Part I, Item 4 of this Report.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q/A includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this Quarterly Report on Form 10-Q/A may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this Quarterly Report on Form 10-Q/A, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this Quarterly Report on Form 10-Q/A.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this Quarterly Report on Form 10-Q/A.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this Quarterly Report on Form 10-Q/A. The matters summarized under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this Quarterly Report on Form 10-Q/A could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this Quarterly Report on Form 10-Q/A, those results or developments may not be indicative of results or developments in subsequent periods.

In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this Quarterly Report on Form 10-Q/A speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

iii

PART I.	FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS (UNAUDITED)

Condensed Financial Statements (Unaudited)

BRIGHT GREEN CORPORATION

June 30, 2022 and 2021

(Expressed in United States Dollars)

BRIGHT GREEN CORPORATION

For the Three Months and Six Months Ended June 30, 2022 and 2021 (Unaudited)

BRIGHT GREEN CORPORATION

Condensed Balance Sheets

As at June 30, 2022 and December 31, 2021

(Expressed in United States Dollars)

	June 30, 2022	December 31, 2021
	(Unaudited) (Restated)
ASSETS
Current assets
Cash	$178,973	1,282,565
Prepaid expenses and other assets	105,526	168,226
Total current assets	284,499	1,450,791

Property, plant, and equipment (Note 6)	9,556,615	7,328,764
Intangible assets (Note 7)	1,000	1,000

Total assets	$9,842,114	8,780,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,402,885	149,935
Accrued liabilities	100,840	18,027
Due to related party (Note 10)	392,194	-
Total current liabilities	1,895,919	167,962

Long-term liabilities
Due to related party (Note 10)	-	392,194
Related party line of credit (Note 8)	2,004,767	-
Total long-term liabilities	2,004,767	392,194

Total liabilities	3,900,686	560,156

STOCKHOLDERS’ EQUITY
Common stock; $.0001 par value; 200,000,000 stock authorized; 159,818,490 and 157,544,500 stock issued and outstanding at June 30, 2022 and December 31, 2021, respectively (Note 9)	15,981	15,754
Additional paid-in capital (Note 9)	32,246,630	14,618,389
Accumulated deficit	(26,321,183)	(6,413,744)
Total stockholders’ equity	5,941,428	8,220,399

Total liabilities and stockholders’ equity	$9,842,114	8,780,555

Contingencies (Note 11)

Subsequent events (Note 12)

The accompanying notes are an integral part of the condensed financial statements

1

BRIGHT GREEN CORPORATION

Condensed Statements of Operations and Comprehensive Loss (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	(Restated)		(Restated)
Revenue	$-	-	-	-

Expenses

General and administrative expenses	18,986,431	244,040	19,520,971	568,210
Depreciation	194,662	187,431	386,468	372,802
Total operating expenses	19,181,093	431,471	19,907,439	941,012

Loss before income taxes	(19,181,093)	(431,471)	(19,907,439)	(941,012)

Income tax expense	-	-	-	-
Net loss and comprehensive loss	$(19,181,093)	(431,471)	(19,907,439)	(941,012)

Weighted average common shares outstanding - basic and diluted	158,901,214	156,611,704	158,231,923	156,384,576

Net loss per common share - basic and diluted	$(0.12)	(0.00)	(0.13)	(0.01)

The accompanying notes are an integral part of the condensed financial statements

2

BRIGHT GREEN CORPORATION

Condensed Statements of Changes in Stockholders’ Equity (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

	Three Months and Six Months Ended June 30, 2022
	Common Stock		Common Stock to be	Additional paid-in capital	Accumulated deficit	Total equity
	Shares	Amount	issued	(Restated)	(Restated)	(Restated)
Balance at March 31, 2022	157,557,000	$15,755	-	14,668,388	(7,140,090)	7,544,053

Common stock issued for cash (Note 9)	300,000	30	-	2,999,970	-	3,000,000
Common stock issued for services (Note 9)	2,074,490	207	-	14,595,713	-	14,595,920
Common stock cancelled that was issued for services (Note 9)	(113,000)	(11)	-	(17,441)	-	(17,452)
Net loss	-	-	-	-	(19,181,093)	(19,181,093)

Balance at June 30, 2022	159,818,490	$15,981	-	32,246,630	(26,321,183)	5,941,428

Balance at December 31, 2021 (Audited)	157,544,500	$15,754	-	14,618,389	(6,413,744)	8,220,399

Common stock issued for cash (Note 9)	312,500	31	-	3,049,969	-	3,050,000
Common stock issued for services (Note 9)	2,074,490	207	-	14,595,713	-	14,595,920
Common stock cancelled that was issued for services (Note 9)	(113,000)	(11)	-	(17,441)	-	(17,452)
Net loss	-	-	-	-	(19,907,439)	(19,907,439)

Balance at June 30, 2022	159,818,490	$15,981	-	32,246,630	(26,321,183)	5,941,428

	Three Months and Six Months Ended June 30, 2021
	Common Stock		Common Stock to be	Additional paid-in	Accumulated	Total
	Shares	Amount	issued	capital	deficit	equity
Balance at March 31, 2021	156,380,000	$15,638	-	11,658,504	(4,432,786)	7,241,356

Common stock issued for cash (Note 9)	575,000	57	-	1,149,943	-	1,150,000
Common stock issued for cash to be received (Note 9)	10,000	1	-	19,999	-	20,000
Common stock issued for services (Note 9)	15,000	2	-	29,998	-	30,000
Common stock to be issued (Note 9)	-	-	200,000	-	-	200,000
Net loss	-	-	-	-	(431,471)	(431,471)

Balance at June 30, 2021	156,980,000	$15,698	200,000	12,858,444	(4,864,257)	8,209,885

Balance at December 31, 2020 (Audited)	156,046,000	$15,605	138,000	10,990,538	(3,923,245)	7,220,898

Common stock issued for cash, received in 2021 (Note 9)	790,000	79	-	1,579,920	-	1,579,999
Common stock issued for cash, received in 2020 (Note 9)	69,000	7	(138,000)	137,993	-	-
Common stock issued for cash to be received (Note 9)	10,000	1	-	19,999	-	20,000
Common stock issued for services (Note 9)	65,000	6	-	129,994	-	130,000
Common stock to be issued (Note 9)	-	-	200,000	-	-	200,000
Net loss	-	-	-	-	(941,012)	(941,012)

Balance at June 30, 2021	156,980,000	$15,698	200,000	12,858,444	(4,864,257)	8,209,885

The accompanying notes are an integral part of the condensed financial statements

3

BRIGHT GREEN CORPORATION

Condensed Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

	Six Months Ended
	June 30, 2022	June 30, 2021
	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(19,907,439)	(941,012)

Adjustments to reconcile net cash used in operating activities:
Depreciation	386,468	372,802
Stock-based compensation	14,578,468	130,000
Changes in operating assets and liabilities:
Prepaid expenses and other assets	62,700	11,070
Accounts payable	1,252,950	(81,929)
Accrued liabilities	87,580	5,525
Net cash used in operating activities	(3,539,273)	(503,544)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property, plant, and equipment	(2,614,319)	-
Net cash used in investing activities	(2,614,319)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from due to related party	-	11,299
Proceeds from related party line of credit	2,000,000	-
Proceeds from sale of stock	3,050,000	1,779,999
Net cash provided by financing activities	5,050,000	1,791,298

NET (DECREASE) INCREASE IN CASH	(1,103,592)	1,287,754
CASH, BEGINNING OF PERIOD	1,282,565	102,263
CASH, END OF PERIOD	$178,973	1,390,017

CASH PAID FOR
Interest	$-	-
Taxes	$-	-

The accompanying notes are an integral part of the condensed financial statements

4

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

1.	Description of Business and Organization

Bright Green Corporation (Company) was incorporated on April 16, 2019, under the Delaware General Corporation Law. The Company is located in Grants, New Mexico. The Company holds the land, greenhouse and patents required in the growth, production, and research of medicinal plants.

On May 28, 2019, the Company entered into a merger agreement with Bright Green Grow Innovation, LLC (“BGGI”) (Note 5).

On October 30, 2020, Grants Greenhouse Growers, Inc., a New Mexico corporation, merged with the Company (Note 5).

On November 10, 2020, Naseeb, Inc., a New Mexico corporation, merged with the Company (Note 5).

On March 29, 2022, the Company filed a registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on Form S-1 with the Securities and Exchange Commission (“SEC”), which was declared effective May 13, 2022, (as amended, the “Registration Statement”), in connection with the direct listing of the Company’s common stock with the Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”).

On May 17, 2022, the Company’s common stock commenced trading on Nasdaq under the symbol “BGXX.”

The Company is a start-up company at June 30, 2022 and has no revenue.

The Company’s operations could be significantly adversely affected by the effects of a widespread global outbreak of a contagious disease, including the recent outbreak of respiratory illness caused by COVID-19. The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations.

5

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

2.	Liquidity and Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared by the Company in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and the SEC instructions to Form 10-Q and Article 8 of SEC Regulation S-X. The information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company’s financial position, the results of its operations, and cash flows for the periods presented. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with U.S. GAAP were omitted pursuant to such rules and regulations. The financial information contained in this report should be read in conjunction with the financial information and notes thereto for the fiscal years ended December 31, 2021 and 2020 filed as a part of the Registration Statement. The results of operations for the three months ended June 30, 2022 are not necessarily indicative of the results for the year ending December 31, 2022. As of June 30, 2022, the Company had cash of $178,973 compared to $1,282,565 as of December 31, 2021. The decrease of $1,103,592 in cash was mainly from the use of funds for the construction in progress and the costs associated with the company’s filed SEC registration statement. This decrease was partly offset by cash received from the sales of common stock of $3,050,000. Since its inception, the Company has incurred net losses and funded its operations primarily through the issuance of equities, an advance from a director and since June 2022 a $2,000,000 draw on a line of credit. As at June 30, 2022, the Company had a total stockholders’ equity of $5,941,428 (December 31, 2021 - $8,220,399).

The Company is in its initial stages to start building facilities to grow, research and distribute medical plants. The Company has incurred recurring losses from operations, and as at June 30, 2022, had an accumulated deficit of $26,321,183 (December 31, 2021 - $6,413,744) and a negative working capital of $1,611,420 (December 31, 2021 - working capital of $1,282,829). The Company does not have sufficient working capital to pay its operating expenses for a period of at least 12 months from the date the condensed financial statements were authorized to be issued. The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. The Company has developed plans to raise funds and continues to pursue sources of funding that management believes, if successful, would be sufficient to support the Company’s operating plan. During the six months ended June 30, 2022, the Company raised $3,050,000 through common stock issuances. The Company has also secured a $5,000,000 line of credit from a related party entity and has drawn a $2,000,000 from that credit facility. The Company has also drawn an additional $1,000,000 from that credit facility subsequent to June 30, 2022 (Note 12). The Company’s operating plan is predicated on a variety of assumptions including, but not limited to, the level of product demand, cost estimates, its ability to continue to raise additional financing and the state of the general economic environment in which the Company operates. There can be no assurance that these assumptions will prove accurate in all material respects, or that the Company will be able to successfully execute its operating plan. In the event that the Company is not able to raise capital from investors or credit facilities in a timely manner, the Company will explore available options, including but not limited to, an equity backed loan against the property. In the absence of additional appropriate financing, the Company may have to modify its plan or slow down the pace of development and commercialization.

The Company does not have any short or long-term contractual purchases with suppliers for future purchases, capital expenditure commitments that cannot be cancelled with minimal fees, non-cancelable operating leases, or any commitment or contingency that would hinder management’s ability to scale down operations and management expenses until funding is raised.

6

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

2.	Liquidity and Basis of Presentation (continued)

	A.	Restatement of Previously Issued Financial Statements

The Company has restated its unaudited condensed consolidated financial statements as of and for the three months and six months ended June 30, 2022 to correct an error related to the recording of the fair value of shares issued as shared based compensation in June 2022 (the “Restatement”), which resulted in the Company’s consolidated general and administrative expenses for the three months and six months ended June 30, 2022 being understated by $6,297,960 in the Original Report. The Restatement resulted in an increase in the reported net loss by $6,297,960 for the three months and six months ended June 30, 2022, and an increase to reported accumulated deficit as of June 30, 2022 by $6,297,960. The Restatement also impacted the Company’s basic and diluted net loss per common share calculations. The following tables present the Restatement on all affected line items of our previously issued Condensed Consolidated Balance Sheets as of June 30, 2022, Condensed Consolidated Statements of Operations and Comprehensive Loss, and Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2022. The effect of the Restatement on the June 30, 2022 stockholders’ equity balances is presented in the Condensed Consolidated Statements Shareholder’s Equity Sheet below. Regarding the Condensed Consolidated Statements of Cash Flows, the adjustment to net loss was offset by adjustments to change in operating assets and liabilities within cash flows used in operating activities.  The Restatement had no effect on total net cash flows from operating, investing or financing activities. The Restatement also impacted Note 9. Stockholders’ Equity and Note 12. Subsequent Events, which were restated in this Amended Report.

The impact of the restatement on the Company’s financial statements is reflected in the following table:

Condensed Balance Sheet at June 30, 2022 (unaudited)	As Reported	Adjustment	As Restated
Additional Paid in Capital	25,948,670	6,297,960	32,246,630
Accumulated deficit	(20,023,223)	(6,297,960)	(26,321,183)

Condensed Statement of Operations for the three months ended June 30, 2022 (unaudited)	As Reported	Adjustment	As Restated
General and administrative expenses	12,688,471	6,297,960	18,986,431
Total operating expenses	12,883,133	6,297,960	19,181,093
Loss before income taxes	(12,883,133)	(6,297,960)	(19,181,093)
Net loss and comprehensive loss	(12,883,133)	(6,297,960)	(19,181,093)
Weighted average common shares outstanding – basic and diluted	159,575,995	(674,781)	158,901,214
Net loss per common share – basic and diluted	(0.08)	(0.04)	(0.12)

Condensed Statement of Operations for the six months ended June 30, 2022 (unaudited)	As Reported	Adjustment	As Restated
General and administrative expenses	13,223,011	6,297,960	19,520,971
Total operating expenses	13,609,479	6,297,960	19,907,439
Loss before income taxes	(13,609,479)	(6,297,960)	(19,907,439)
Net loss and comprehensive loss	(13,609,479)	(6,297,960)	(19,907,439)
Weighted average common shares outstanding – basic and diluted	158,571,176	(339,253)	158,231,923
Net loss per common share – basic and diluted	(0.09)	(0.04)	(0.13)

Condensed Statement of Changes in Stockholders’ Equity for the three months ended June 30, 2022 (unaudited)	As Reported	Adjustment	As Restated
Common stock issued for services	8,297,753	6,297,960	14,595,713
Net loss for the three months ended June 30, 2022	(12,883,133)	(6,297,960)	(19,181,093)

Condensed Statement of Changes in Stockholders’ Equity for the six months ended June 30, 2022 (unaudited)	As Reported	Adjustment	As Restated
Common stock issued for services	8,297,753	6,297,960	14,595,713
Net loss for the six months ended June 30, 2022	(13,609,479)	(6,297,960)	(19,907,439)

Condensed Statement of Cash Flows for the six months ended June 30, 2022 (unaudited)	As Reported	Adjustment	As Restated
Net loss	(13,609,479)	(6,297,960)	(19,907,439)
Stock-based compensation	8,280,508	6,297,960	14,578,468

7

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies

A.	Basis of Measurement

The condensed financial statements of the Company have been prepared on an historical cost basis except as indicated otherwise.

B.	Property, Plant, Equipment

Property is stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property, except land, which is not depreciated, is provided using the declining balance method, or straight-line method, with estimated lives as follows:

Building and improvement - declining balance method	10 year life
Fixtures - straight-line method	3 year life

C.	Long-lived Assets

The Company applies the provisions of ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC Topic 360 requires that long-lived assets be reviewed annually for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable; it further requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal.

D.	Intangible Assets

The Company’s intangible assets consist of certain licenses (Note 5) which will be amortized over the term of each license. The intangible assets with finite useful lives are reviewed for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets.

E.	Fair Value of Financial Instruments

For certain carrying amounts of the Company’s financial instruments, including cash, other asset, accounts payable, accrued liabilities, and due to related party, the carrying amounts approximate their fair values due to their short-term maturities.

8

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies (continued)

E.	Fair Value of Financial Instruments (continued)

FASB ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.

The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization, low risk of counterparty default and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets. As of June 30, 2022 and December 31, 2021, there were no Level 1 assets or liabilities.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. As of June 30, 2022 and December 31, 2021, there were no Level 2 assets or liabilities.

Level 3 inputs to the valuation methodology use one or more unobservable inputs which are significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic 480, Distinguishing Liabilities from Equity, and FASB ASC Topic 815, Derivatives and Hedging.

F.	Advertising Costs

Advertising costs are charged to operations when incurred. Advertising costs totaled $35,857 and $nil for the six months ended June 30, 2022 and 2021, respectively.

G.	Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax assets will not be realized.

9

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies (continued)

G.	Income Taxes (continued)

Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

H.	Basic and Diluted Earnings (Loss) per share

Basic earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the period. The dilutive effect on earnings per share is calculated, presuming the exercise of outstanding options, warrants and similar instruments. It assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price during the period. However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive.

I.	Segment Reporting

ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, establishes standards for how public business enterprises report information about operating segments in the Company’s condensed financial statements. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Significantly all of the assets of the Company are located in the United States of America and the Company is a start-up company as at June 30, 2022 and 2021 and has no revenue. The Company’s report-able segments and operating segments will include its growth, production and research of medicinal plants operations.

10

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies (continued)

J.	Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. This applies in particular to valuation allowance for deferred tax assets and assignment of the useful lives of property and equipment. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

K.	Stock-based Compensation

The Company accounts for stock-based payments in accordance with the provision of ASC 718, which requires that all stock-based payments issued to acquire goods or services, including grants of employee stock options, be recognized in the statement of operations and comprehensive loss based on their fair values, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Compensation expense related to stock-based awards is recognized over the requisite service period, which is generally the vesting period.

The Company accounts for stock-based compensation awards issued to non-employees for services, as prescribed by ASC 718-10, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the guidelines in ASC 505-50. The Company issues compensatory shares for services including, but not limited to, executive, management, accounting, operations, corporate communication, financial and administrative consulting services.

L.	Standards, Amendments, and Interpretations Adopted

In April 2021, The FASB issued ASU 2021-04 to codify the final consensus reached by the Emerging Issues Task Force (EITF) on how an issuer should account for modifications made to equity-classified written call options (hereafter referred to as a warrant to purchase the issuer’s common stock). The guidance in the ASU requires the issuer to treat a modification of an equity-classified warrant that does not cause the warrant to become liability-classified as an exchange of the original warrant for a new warrant. This guidance applies whether the modification is structured as an amendment to the terms and conditions of the warrant or as termination of the original warrant and issuance of a new warrant. This update is effective for annual periods beginning after December 15, 2021, and interim periods withing those periods, and early adoption is permitted. The Company adopted this accounting policy as of January 1, 2022, which did not significantly impact its condensed financial statements.

11

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

3.	Summary of Significant Accounting Policies (continued)

M.	Standards, Amendments, and Interpretations Issued but Not Yet Adopted

1)	Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the statement of financial position for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of activities.

In November 2019, the new standard’s effective date was delayed one year to fiscal years beginning after December 15, 2020. In June 2020, the FASB issued ASU 2020-05 to defer the effective date of ASU 2016-02, an additional year to fiscal years beginning after December 15, 2021. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. Although the Company does not have leases as of June 30, 2022, the Company is currently evaluating the impact of its pending adoption of the new standard on its condensed financial statements.

4.	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company had $nil and $1,032,565 in excess of the FDIC insured limit at June 30, 2022 and December 31, 2021, respectively.

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BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

5.	Merger Transactions

A.	Bright Green Grow Innovations, LLC Merger

On May 28, 2019, the Company entered into a merger agreement with BGGI. Pursuant to the merger agreement, BGGI transferred to the Company two parcels of land and a greenhouse building having a total net carrying value of $9,128,851 in exchange for shares of the Company (Note 6). The land transfer consisted of a 70-acre lot with a greenhouse at 1033 George Hanosh Blvd., Grants, New Mexico 87020 and a 40-acre lot in the City of Grants, New Mexico. The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. Since, under ASC 850, the merger was considered as a related party transaction by virtue of common ownership and management, the assets transferred to the Company have been accounted for at historical carrying values of BGGI.

B.	Grants Greenhouse Growers, Inc. Merger

On October 30, 2020, the Company entered into a merger agreement with Grants Greenhouse Growers, Inc. (“GGG”) (the “GGG Merger Agreement”). Pursuant to the GGG Merger Agreement, GGG was merged into the Company in exchange for 1,000,000 shares of the Company. GGG had no assets or liabilities, other than the following options agreements:

-	A Real Estate Option Agreement dated October 5, 2020, and expiring on December 31, 2021, for $1,500 monthly payments up until June 30, 2021, and $1,750 monthly payments from July 1, 2021 to December 31, 2021, with a one-year extension starting on January 1, 2022 for $2,000 monthly payments, with the option to purchase 330 acres for $5,000 per acre.

-	A Real Estate Option Agreement dated October 21, 2020, and expiring on December 31, 2021, for $1,000 monthly payments, with a one-year extension starting on January 1, 2022 for $1,500 monthly payments, with the option to purchase 175 acres for $5,000 per acre.

The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. The asset acquisition was accounted for at the fair value of the options agreement of $103,837 determined using the Black Scholes Model with assumptions including current market price of land of $4,000 per acre, exercise price of option of $5,000 per acre, dividend yield of 0.00%, risk free rate for term of 0.15%, volatility 28.4% and years remaining in the range of 2.19 to 2.24 years.

As of December 31, 2021 and 2020, management has assessed the value of these options to be impaired due to uncertainty surrounding their recoverability.

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BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

5.	Merger Transactions (continued)

C.	Naseeb, Inc. Merger

On November 10, 2020, the Company entered into a merger agreement with Naseeb, Inc. (“Naseeb”) and the sole shareholder of Naseeb, who is also a shareholder and Chairman of the Company. Pursuant to the Naseeb merger agreement, Naseeb was merged into the Company in exchange for 10,000,000 shares of the Company. Naseeb transferred to the Company their assistance that was used by the Company towards obtaining the following licenses and patents to the Company:

-	New Mexico Hemp License: Industrial Hemp is an agricultural plant that uses all the byproducts of the plant such as seeds and twigs in the production of hemp seed, hemp fiber, and other eco-friendly products.

New Mexico Board of Pharmacy Schedule 1 Bulk Manufacturers License: Securing the license was required as part of the application and consideration for a federal license. Additionally, being licensed as a Schedule 1 Bulk Manufacturer allows the Company to develop and distribute Schedule 1 drugs; an authorization precedent to the ability to grow, extract and distribute other cannabidiols, such as CBG and CBN. Moreover, with this license, the Company is exempt from the restrictions generally applicable to the cannabis industry, such as plant count and per plant taxes.

-	Federal Medical Marijuana License: The Company has a formal agreement with the Drug Enforcement Administration for the construction and operation of a federally licensed agricultural center to grow and distribute marijuana, or its chemical constituents, supplying legitimate researchers in the United States.

-	Patents: The patents held by the Company provide innovative medical therapies to a wide range of conditions. These patents can be sold, licensed, or directly marketed as clinical trials are conducted and approved by the FDA.

The Company assessed that the merger transaction did not qualify as a business combination in accordance with the provisions of ASC 805. The Company accounted for the merger as an acquisition of assets. Since, under ASC 850, the merger was considered as a related party transaction by virtue of common ownership and management, the assets transferred to the Company have been accounted for at historical cost of Naseeb of $1,000 (Note 7).

6.	Property, Plant, and Equipment

The Company owns an expansive 22-acre modern Dutch “Venlo style” glass greenhouse situated on 70 acres in Grants, New Mexico. It is being retrofitted for growing, processing and distribution of medicinal plants, including marijuana, for medical researchers licensed by the Drug Enforcement Administration.

14

BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

6.	Property, Plant, and Equipment (continued)

Property at June 30, 2022 and December 31, 2021, consisted of the following:

	June 30, 2022	December 31, 2021
Fixtures	$81,996	-
Land	260,000	260,000
Construction in progress	2,835,040	302,717
Building and improvement	8,883,851	8,883,851
	12,060,887	9,446,568
Accumulated depreciation	(2,504,272)	(2,117,804)
Net property, plant, and equipment	$9,556,615	7,328,764

7.	Intangible Assets

Intangible assets at June 30, 2022 and December 31, 2021, consisted of the following:

	June 30, 2022	December 31, 2021
Licenses (Note 5)	$1,000	1,000
Accumulated amortization	-	-
Net intangible assets	$1,000	1,000

8.	Related Party Line of Credit

On June 5, 2022, the Company and LDS Capital LLC (“Lender”), whose managing member is a member of the board of directors, entered into an unsecured line of credit in the form of a note (the “June Note”). The Note provides that the Company may borrow up to $5.0 million, including an initial loan in the amount of $3.0 million, through June 4, 2025 (the “June Note Maturity Date”) from Lender. Lender has committed to fund to the Company $3.0 million under the June Note by June 30, 2022. As of June 30, 2022, the Lender has funded the Company $2.0 million. The remaining $1.0 million was funded on July 26, 2022 (Note 12). Prior to the June Note Maturity Date, the Company may borrow up to an additional $2.0 million under the June Note, at Lender’s sole discretion, and subject to the Company’s request of such additional funds form Lender (each loan furnished under the June Note individually, a “Loan,” and collectively, the “Loans”). The Company has the right, but not the obligation, to prepay any Loan, in whole or in part, prior to the June Note Maturity Date. Interest on the unpaid principal amount of any Loan accrues through the earlier of the June Note Maturity Date or the date of prepayment on such Loan, at a rate of 2% per annum plus the Prime Rate (the rate of interest per annum announced from time to time by JPMorgan Chase Bank as its prime rate). If the principal and interest, if any, of any Loan is not paid in full on the Maturity Date, additional penalty interest will accrue on such Loan in the amount of 2% per annum.

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9.	Stockholders’ Equity

The Company has authorized 200,000,000 shares of $0.0001 par value common stock and 10,000,000 shares of $0.0001 par value preferred stock. As of June 30, 2022 and December 31, 2021, there were 159,818,490 and 157,544,500, respectively, of shares of common stock issued and outstanding. The Company has not issued any preferred shares to date.

During the six months ended June 30, 2022, the Company issued the following:

-	12,500 shares of common stock at a purchase price of $4.00 per share, for gross cash proceeds of $50,000, to one accredited investor in January 2022;

-	500,000 shares of common stock for services rendered, at a fair value of $4.00 per share determined using the per share purchase price of the latest $4.00 private placement Round, to the Chief Financial Officer of the Company, in April 2022;

-	5,000 shares of common stock that were issued in January 2021 to a director of the Company, for services valued at $2.00 per share determined using the per share purchase price of the $2.00 Round, were cancelled in April 2022;

-	300,000 shares of common stock at a purchase price of $10.00 per share, for gross cash proceeds of $3,000,000, to two accredited investors in May 2022;

-	1,574,490 shares of common stock for services rendered in connection with the Direct Listing to the Company’s advisor, or its permitted designees, contemporaneous with the Direct Listing and consistent with the direct listing price of $8.00 per share in June 2022; and

-	108,000 shares of common stock that were issued in June 2019 to a consultant of the Company (Note 11), for services valued at $0.069 per share determined using an asset approach, were cancelled in June 2022.

During the six months ended June 30, 2021, the Company issued the following:

-	869,000 shares of common stock at a purchase price of $2.00 per share, for gross cash proceed of $1,738,000 to twenty-eight accredited investors between January 2021 and June 2021, with (i) 184,000 shares issued in January 2021, which includes the 69,000 shares issued for cash proceeds of $138,000 received as of December 31, 2020, (ii) 100,000 shares issued in March 2021, (iii) 335,000 shares issued in May 2021, which includes the 10,000 shares issued for cash proceeds of $20,000 to be received, and (iv) 250,000 shares issued in June 2021;

-	25,000 shares of common stock for services rendered, at a fair value of $2.00 per share determined using the per share purchase price of the $2.00 Round, to five consultants, with (i) 10,000 shares issued in January 2021 and (ii) 15,000 shares issued in May 2021;

-	40,000 shares of common stock for services rendered, at a fair value of $2.00 per share determined using the per share purchase price of the $2.00 Round, to three directors of the Company, with (i) 10,000 shares issued in January 2021 and (ii) 30,000 shares issued in February 2021.

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10.	Related Party Transactions

Other than the transactions disclosed elsewhere in the condensed financial statements, the following are the other significant related party transactions and balances:

At June 30, 2022 and December 31, 2021, the due to related party balance totaled $392,194. The balance represents advances from the majority shareholder for payment of Company expenses. The amount is unsecured, non-interest bearing with no terms of repayment. The shareholder has agreed in writing that no payment will be required by the Company to the lender prior to January 31, 2023.

Included in common stock issued for services during the six months ended June 30, 2022, were 500,000 shares of common stock issued to the Chief Financial Officer of the Company (Note 9).

Included in common stock issued for services during the six months ended June 30, 2021, were 30,000 shares of common stock issued to the three directors of the Company (Note 9).

As of June 30, 2022, $16,896 was due to a company wholly owned by the Company’s Chief Financial Officer. The amount is included in accounts payable in the Condensed Balance Sheet.

As of June 30, 2022, the outstanding balance on the related party line of credit of $2,004,767 was due to a Lender, whose managing member is a member of the board of directors (Note 8).

11.	Contingencies

In the ordinary course of business, the Company is routinely defendants in, or parties to a number of pending and threatened legal actions including actions brought on behalf of various classes of claimants. In view of the inherent difficulty of predicting the outcome of such matters, the Company cannot state what the eventual outcome of such matters will be. Legal provisions are established when it becomes probable that the Company will incur an expense related to a legal action and the amount can be reliably estimated. Such provisions are recorded at the best estimate of the amount required to settle any obligation related to these legal actions as at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Management and internal and external experts are involved in estimating any amounts that may be required. The actual costs of resolving these claims may vary significantly from the amount of the legal provisions. The Company’s estimate involves significant judgement, given the varying stages of the proceedings, the fact that the Company’s liability, if any, has yet to be determined and the fact that the underlying matters will change from time to time. Other than as set forth below, the Company is not presently a party to any litigation. The Company is not able to make a reliable assessment of the potential losses as these matters are at an early stage, accordingly, no amounts have been accrued in the condensed financial statements.

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BRIGHT GREEN CORPORATION

Notes to the Condensed Financial Statements (Unaudited)

For the Three Months and Six Months Ended June 30, 2022 and 2021

(Expressed in United States Dollars)

11.	Contingencies (continued)

Bright Green Corporation v. John Fikany, State of New Mexico, County of Cibola, Thirteenth Judicial District. In this matter, the Company filed a complaint for declaratory judgment against the former acting Chief Executive Officer of the Bright Green Group of Companies, an entity unrelated to the Company, to determine if defendant is entitled to 5,000,000 shares of the Company’s common stock, based on a failure to fulfill agreed upon conditions precedent to earning such shares from the Company. Defendant counterclaimed and filed a third-party claim against a director of the Company, and her spouse, for claims including wrongful termination and breach of contract. The Company denies defendants allegations and have set forth arguments refuting defendant’s counterclaims and third-party claims. The case is in the discovery phase. The

Company is exploring potential dispositive motions against the counter and third-party claims.

Bright Green Corporation v. Jerry Capussi, State of New Mexico, County of Cibola, Thirteenth Judicial District. In this matter, the Company and defendant, a former consultant of BGGI, a predecessor to the Company, have each filed claims for declaratory judgment seeking to determine by court order whether defendant is entitled to (i) shares of common stock in the Company (amounting to no more than 108,000 shares) or (ii) fair market value of defendant’s equity ownership of BGGI. The lawsuit is in early discovery stages, and the Company is preparing arguments for a summary judgment motion. There are no claims for specific monetary liability against either party.

12.	Subsequent Events

The Company’s management has evaluated the subsequent events up to August 19, 2022, the date the condensed financial statements were issued, pursuant to the requirements of ASC 855, and has determined the following constitute material subsequent events:

On July 26, 2022, pursuant to the related party line of credit agreement by and between the Company and the Lender, dated June 5, 2022, the company received $1.0 million from the Lender.

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ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed financial statements and the accompanying notes thereto included elsewhere in this Quarterly Report on Form 10-Q/A and the financial statements and the accompanying notes thereto included in our final prospectus (the “Prospectus”) dated May 13, 2022 and filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). This discussion contains forward-looking statements based upon current plans, expectations, and beliefs, involving risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements. You should review the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in the Prospectus, our Quarterly Report on Form 10-Q for the period ended March 31, 2022 and this Quarterly Report on Form 10Q/A, for discussions of forward-looking statements and factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis, and elsewhere in this Quarterly Report on Form 10-Q/A. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview and History

Bright Green Corporation (“Company”, “BGC”, “we”, “us”, or “our”) is one of the first companies in the U.S. to receive conditional approval from the United States Drug Enforcement Administration (the “DEA”) to cultivate, manufacture and sell cannabis through DEA-approved channels on terms agreed by both the DEA and BGC. The DEA’s Final Rule on the topic estimated that it would award between three and fifteen companies with these registrations. BGC will produce cannabis in full compliance with all federal, state, and local laws for the U.S. government and pharmaceutical producers of medicinal cannabis products who are also licensed by the DEA.

BGC was incorporated in the State of Delaware in April 2019. In October 2020, BGC and GGG consummated the GGG Merger pursuant to the GGG Agreement. In November 2020, BGC and Naseeb consummated the Naseeb Merger pursuant to the Naseeb Agreement.

BGC owns a 70-acre parcel of land, on agricultural property, which includes a completed 22-acre greenhouse structure. The Company also owns a 40-acre parcel of land nearby, and holds options for two additional 300-acre properties which are adjacent to the owned properties (one is known as the “Candelaria” property, and the other is known as the “Azuz” property). Once the project is completed, the existing 22-acre greenhouse will be used to cultivate non-cannabis herbs and medicinal plants.

BGC entered into the Memorandum of Agreement with the DEA (the “MOA”) in May of 2021 following the DEA’s determination that BGC’s application materials appeared consistent with the statutory and regulatory framework. The MOA outlines how BGC will work with the DEA to facilitate the production, storage, packaging, and interstate distribution of federally legal cannabis.

The MOA provides a path to Bright Green for full federal registration to grow in New Mexico and distribute across the United States, any (or all) of the following Schedule I controlled substances: “Marihuana Extract” (7350) and “Marihuana” (7360). The MOA further provides BGC may sell such products to licensed researchers and registered manufacturers in the U.S. and internationally, and may use such product for internal product development and research. Complementary licenses for the same purpose have also been issued by the State of New Mexico under the New Mexico Board of Pharmacy to BGC. The MOA also anticipates BGC will grow cannabis for its own research and product development efforts, which may include the bulk manufacturing of marijuana extracts and highly purified cannabinoids and derivatives.

In addition to the existing greenhouse, BGC will be undergoing new construction to establish a state-of-the-art facility headquartered on our property in Grants, NM. First, we will retrofit the 22-acre existing greenhouse to make it operational. This renovation is underway and we expect it to be completed in June 2022. Within the first 10- acres of that existing greenhouse retrofit, we will include a two-acre University Greenhouse to begin housing our cannabis research, development, cultivation and manufacturing operations. This greenhouse facility will have production capacity for 50,000 cannabis plants at all times of differing maturity levels. Additionally, we estimate we will harvest approximately 300,000 mature plants per year (with multiple harvests per year). The University Greenhouse will house our research and development facility pursuant to potential partnership and other arrangements with leading U.S. universities.

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BGC is constructing two additional greenhouses on the Candelaria and the Azuz properties. Each of these will be 57 acres and are substantially larger and will take longer to build than the retrofit of the existing greenhouse.

Our new construction facilities will include automated robotics such as the Visser transplanter robot, as well as automated growing systems to optimize growth at each stage of plant development. Additionally, they will include the following technological innovations:

●	Technologically advanced greenhouse design, which allows for maximum environmental control, cost-efficiency, and a low carbon footprint;
●	Environmentally sustainable cultivation methodology and practices in harmony with New Mexico’s unique climate, using naturally available resources;
●	Cultivation at a large scale to provide consistent, secure supply for researchers and the pharmaceutical industry;
●	A patented air ventilation system, which uses ambient physical properties to generate optimal indoor conditions based upon the data driven growing strategy, with minimum use of energy, which in turn enables the highest yield and quality of crop in the shortest time;
●	Ebb-flood irrigation to enable the use of mildew resistant cultivars;
●	Fully-implemented pest/disease scouting system;
●	Controlled output through Pharma grade drying and extraction;
●	Extraction and separation techniques allowing for specific combinations of cannabinoids and other properties from cannabis for targeted therapeutics; and
●	Tamper-proof track & trace and record keeping system.

Once completed, the newly constructed fully automated facilities will be developed to grow medicinal plants, including cannabis. Upon receipt of final registration from the DEA as described above, we plan to cultivate and manufacture cannabis for federally sanctioned research, as well as perform authorized research on cannabis, including but not limited to CBN, CBG, and CBD. We also plan to leverage our cultivation, research, and manufacturing facilities to develop and commercialize approved medical cannabis products to sell to DEA registered pharmaceutical producers.

Our approximate budget is as follows for the capital construction project:

●	The Company continues to renovate the existing greenhouses and will incur $5,000,000 in costs in 2022 to make the greenhouses operational. This will also contain the University Greenhouse within the first 10-acres. The budget for that is approximately $8,500,000, of which $6,500,000 is expected to be incurred in 2022 and the remaining $2,000,000 in 2023.
●	Phase 1 Greenhouse (“Candelaria”), plus corridor, total 234,230m2 (approximately 57 acres) has a budget of approximately $160,000,000, of which $1,750,000 is expected to be incurred in 2022, $118,250,000 in 2023 and the remaining $40,000,000 in 2024.
●	Phase 2 Greenhouse (“Azuz”), plus corridor, total 234,230m2 (approximately 57 acres) has a budget of approximately $105,000,000, of which $1,000,000 is expected to be incurred in 2022, $84,000,000 in 2023 and the remaining $20,000,000 in 2024.
●	The Tissue Lab installation and turnkey consulting plus CO2 extraction installation has a budget of approximately $19,200,000 and will commence and be completed in 2023.

Cumulatively, of the total expected expenditures of $297,700,000, $14,250,000 is expected to be incurred in 2022, $223,450,000 in 2023, and the remaining $60,000,000 in 2024.

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Project	Total Spend	2022	2023	2024
Existing Greenhouse (including University Greenhouse)	$13,500,000	$11,500,000	$2,000,000
Phase I - Candelaria	$160,000,000	$1,750,000	$118,250,000	$40,000,000
Phase II - Azuz	$105,000,000	$1,000,000	$84,000,000	$20,000,000
Tissue Lab	$19,200,000		$19,200,000
Total:	$297,700,000	$14,250,000	$223,450,000	$60,000,000

All timing and expenditure estimates are subject to change due to supply chain constraints and are contingent upon successful raise of capital from investors.

BGC will engage in cannabis propagation, cultivation, and manufacturing of cannabis products including cannabis flower, pre-rolls, concentrates, vape pens, capsules, tinctures, edibles, topicals and any other cannabis-related products requested for authorized sales. BGC plans to sell mostly extracted oils from medicinal plants grown in these high-tech facilities and processed onsite through a proprietary system that vertically integrates the genetically altered growth of the plants to conform to automated growing systems.

Recent Developments

May 2022 Private Placement

On May 3, 2022, the Company consummated a private placement transaction, whereby the Company issued an aggregate of 300,000 shares of common stock at a purchase price of $10.00 per share, to two accredited investors, each of whom were existing shareholders of the Company, for gross cash proceeds of $3,000,000.

The Company relied upon the exemption provided by Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act in connection with issuance and sale of the securities described above. The persons who acquired these shares were sophisticated investors and were provided full information regarding the Company’s business and operations. There were no general solicitations in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts.

Direct Listing of Common Stock

On May 17, 2022, we completed a direct listing of our common stock (the “Direct Listing”), on the Nasdaq Capital Market (“Nasdaq”) under the symbol “BGXX.” We incurred fees related to financial advisory service, audit, and legal expenses in connection with the Direct Listing and incurred approximately $4,000,000 in general and administrative expenses during the six months ended June 30, 2022. In addition, in connection with the Direct Listing, and pursuant to a financial advisory agreement by and between the Company and EF Hutton, division of Benchmark Investments, LLC (the “Advisor”) dated April 8, 2022, we issued the Advisor, or its permitted designees, an aggregate of 1,574,490 shares of common stock in connection with the Direct Listing. The shares were issued by the Company’s transfer agent on June 3, 2022.

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June 2022 Shareholder Line of Credit

On June 5, 2022, the Company and the Lender, a member of the board of directors, entered into an unsecured line of credit in the form of a note (the “June Note”). The Note provides that the Company may borrow up to $5.0 million, including an initial loan in the amount of $3.0 million, through June 4, 2025 (the “June Note Maturity Date”) from Lender. Lender has committed to fund to the Company $3.0 million under the June Note by June 30, 2022. Prior to the June Note Maturity Date, the Company may borrow up to an additional $2.0 million under the June Note, at Lender’s sole discretion, and subject to the Company’s request of such additional funds form Lender (each loan furnished under the June Note individually, a “Loan,” and collectively, the “Loans”). The Company has the right, but not the obligation, to prepay any Loan, in whole or in part, prior to the June Note Maturity Date. Interest on the unpaid principal amount of any Loan accrues through the earlier of the June Note Maturity Date or the date of prepayment on such Loan, at a rate of 2% per annum plus the Prime Rate (the rate of interest per annum announced from time to time by JPMorgan Chase Bank as its prime rate). If the principal and interest, if any, of any Loan is not paid in full on the Maturity Date, additional penalty interest will accrue on such Loan in the amount of 2% per annum.

As of June 30, 2022, the Company had drawn down $2.0 million. In July 2022, the Company drew another $1.0 million.

Coronavirus (“COVID-19”) Impact

The outbreak of COVID-19, a novel strain of coronavirus first identified in China, which has spread across the globe including the U.S., has had an adverse impact on our operations and financial condition. Most recently, the response to this coronavirus by federal, state and local governments in the U.S. has resulted in the significant market and business disruptions across many industries and affecting businesses of all sizes. This pandemic has also caused significant stock market volatility and further tightened capital access for most businesses. Given that the COVID-19 pandemic and its disruptions are of unknown duration, they could have an adverse effect on our liquidity and profitability.

The ultimate magnitude of COVID-19, including the extent of its impact on our financial and operational results, which could be material, will depend on the length of time that the pandemic continues, its effect on the demand for our products and our supply chain, the effect of governmental regulations imposed in response to the pandemic, as well as uncertainty regarding all of the foregoing. We cannot at this time predict the full impact of the COVID-19 pandemic, but it could have a larger material adverse effect on our business, financial condition, results of operations and cash flows beyond what is discussed within this quarterly report.

See the section titled “Risk Factors” included elsewhere in this Quarterly Report on Form 10-Q/A and our final Prospectus for further discussion of the possible impact of the COVID-19 pandemic on our business.

Eastern European Conflict Impact

In late February 2022, Russian military forces launched significant military action against Ukraine. Sustained conflict and disruption in the region is likely. The aggregate impact to Eastern Europe and Europe as a whole, as well as actions taken by other countries, including new and stricter sanctions by the United States, Canada, the United Kingdom, the European Union, and other countries and organizations against officials, individuals, regions, and industries in Russia, Belarus and Ukraine, and each country’s potential response to such sanctions, tensions and military actions, is not knowable at this time, and could have a material adverse effect on the Company, its business and operations.

Results of Operations

This section includes a summary of our historical results of operations, followed by detailed comparisons of our results for the three and six months ended June 30, 2022 and June 30, 2021.

The Company has not started commercial operations but has incurred expenses in connection with corporate and administrative matters, upkeep of acquired properties for future growing, processing and distribution of medical plants, and improvements to those properties. These expenses include stock-based compensation for services rendered, legal and audit fees, and property-related expenses such as depreciation, insurance and taxes. As a result, the Company reported a net loss both reporting periods.

Three and six months ended June 30, 2022 compared to three and six months ended June 30, 2021.

Revenue:

We are a start-up company and have not generated any revenues for the three and six months ended June 30, 2022 and 2021. We can provide no assurance that we will generate sufficient revenues from our intended business operations to sustain a viable business operation. In order to generate revenues, we must first receive receipt of final registration from the DEA as described above and begin

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Operating Expenses:

We incurred operating expenses in the amount of $19,181,093 for the three months ended June 30, 2022, as compared with $431,471 for the same period ended 2021. We incurred operating expenses in the amount of $19,907,439 for the six months ended June 30, 2022, as compared with $941,012 for the same period ended 2021. Our operating expenses for all periods consisted entirely of general and administrative expenses and depreciation. The detail by major category within General and administrative expenses for the three months ended June 30, 2022 and 2021 is reflected in the table below.

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Share based compensation	$14,578,468	30,000	$14,578,468	130,000
Professional fees	4,069,967	166,336	4,532,173	324,017
Travel	120,691	-	132,337	-
Other expenses	88,370	5,812	99,435	20,372
Licenses	70,335	5,635	81,658	10,935
Insurance	33,602	8,927	46,903	28,043
Property taxes	14,498	18,080	28,997	35,593
Land option	10,500	9,250	21,000	19,250
Total general and administrative expenses	$18,986,431	244,040	$19,520,971	568,210
Depreciation	194,662	187,431	386,468	372,802
Total operating expenses	$19,181,093	431,471	$19,907,439	941,012

The increase of $18,742,391 and $18,952,761 in our general and administrative expenses for the three and six months ended June 30, 2022, respectively, versus the same periods ended 2021 is largely the result of increased spending on share based compensation to service providers and executives and professional fees associated with the Direct Listing.

We expect our general and administrative expenses to increase in future quarters as we continue with our reporting obligations with the SEC and the increased expenses associated with increased operational activity, which is expected for the balance of the year.

Liquidity and Capital Resources

As of June 30, 2022, the Company had cash of $178,973 compared to $1,282,565 as of December 31, 2021. The decrease of $1,103,592 in cash was mainly from the use of funds for the construction in progress. This decrease was offset by cash received from the sales of common stock of $3,050,000 and drawn down on the Related Party Line of Credit of $2,000,000. Since its inception, the Company has incurred net losses and funded its operations primarily through the issuance of equities and an advance from a director. As at June 30, 2022, the Company had a total stockholders’ equity of $5,941,428 (December 31, 2021 - $8,220,399).

The Company is in its initial stages to start building facilities to grow, research and distribute medical plants. The Company has incurred recurring losses from operations, and as at June 30, 2022, had an accumulated deficit of $26,321,183 (December 31, 2021 -$6,413,744) and a negative working capital of $1,611,420 (December 31, 2021 - working capital of $1,282,829). The Company has also drawn down an additional $1,000,000 on the Related Party Line of Credit subsequent to June 30, 2022. The Company has sufficient working capital, inclusive of the ability to drawn down an additional $2,000,000 on the Related Party Line of Credit to pay its operating expenses for a period of at least 12 months from the date the condensed financial statements were authorized to be issued. The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. The Company has developed plans to raise funds and continues to pursue sources of funding that management believes, if successful, would be sufficient to support the Company’s operating plan. During the three months ended June 30, 2022, the Company raised $3,000,000 through common stock issuances. The Company’s operating plan is predicated on a variety of assumptions including, but not limited to, the level of product demand, cost estimates, its ability to continue to raise additional financing and the state of the general economic environment in which the Company operates. There can be no assurance that these assumptions will prove accurate in all material respects, or that the Company will be able to successfully execute its operating plan. In the event that the Company is not able to raise capital from investors in a timely manner, the Company will explore available options, including but not limited to, an equity backed loan against the property. In the absence of additional appropriate financing, the Company may have to modify its plan or slow down the pace of development and commercialization.

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The Company does not have any short or long-term contractual purchases with suppliers for future purchases, capital expenditure commitments that cannot be cancelled with minimal fees, non-cancelable operating leases, or any commitment or contingency that would hinder management’s ability to scale down operations and management expenses until funding is raised.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the six months ended June 30, 2022.

Off-balance sheet arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. For a detailed discussion about the Company’s significant accounting policies, refer to Note 3 “Summary of Significant Accounting Policies,” in the Company’s financial statements included in this Quarterly Report on Form 10-Q/A. During the six months ended June 30, 2022, no material changes were made to the Company’s significant accounting policies.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company believes that it is not subject to material foreign currency exchange rate fluctuations, as substantially all of its sales and expenses are denominated in the U.S. dollar. The Company does not hold derivative securities and has not entered into contracts embedded with derivative instruments, such as foreign currency and interest rate swaps, options, forwards, futures, collars or warrants, either to hedge existing risks or for speculative purposes.

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ITEM 4.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Interim Chief Executive Officer and Chief Financial Officer has evaluated the effectiveness of our disclosure controls and procedures. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure.

Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost benefit relationship of possible controls and procedures. Based on that evaluation, our Interim Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were not effective as of the end of the fiscal quarter covered by this Report. On August 16, 2022, management determined that we made certain errors related to the fair value recorded for shares issued for services rendered in June 2022. The fair value of such shares is $8.00 per share but was recorded as $4.00 per share in the Original Report. As a result, we determined that there were material errors in the financial information that required a restatement of our Form 10-Q for the quarterly period ended June 30, 2022. For information, see the Explanatory Note to this Report.

Changes in Internal Control Over Financial Reporting

There has been no change in our internal control over financial reporting during the quarter ended June 30, 2022 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting, other than as described below with respect to our ongoing remediation efforts.

Under the supervision and with the participation of our management, including our Interim Chief Executive Officer and Chief Financial Officer, we conducted an assessment of the effectiveness of our internal control over financial reporting as of June 30, 2022. In Management’s Report on Internal Control over Financial Reporting included in our Original Report for the quarter ended June 30, 2022, our management previously concluded that we maintained effective internal control over financial reporting as of June 30, 2022. Our management subsequently concluded that a material weakness existed and our internal control over financial reporting was not effective as of June 30, 2022. This determination was made as a result of a recording error of the fair value of shares of Common Stock we issued for services in June 2022. Such shares have a fair value of $8.00 per share, the price of our Common Stock at the time of our Direct Listing, but were initially recorded at a fair value of $4.00 per share. With this error being corrected in this Report, net loss increased by $6,297,960. Management is actively engaged in the planning for, and implementation of, remediation efforts to address our material weakness.

PART II. OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

From time to time, we may be involved in legal proceedings arising from the normal course of business activities. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. Other than as set forth below, we are not presently a party to any litigation the outcome of which, if determined adversely to us, would in our estimation, have a material adverse effect on our business, operating results, cash flows or financial condition.

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●	Bright Green Corporation v. John Fikany, D-1333-CV-202000231, State of New Mexico, County of Cibola, Thirteenth Judicial District. On October 23, 2020, the Company filed a complaint for declaratory judgment against the former acting Chief Executive Officer of the Bright Green Group of Companies, an entity unrelated to the Company, to determine if defendant is entitled to 5,000,000 shares of the Company’s common stock, based on a failure to fulfil agreed upon conditions precedent to earning such shares from the Company. Defendant counterclaimed and filed a third-party claim against Lynn Stockwell, founder and a director of the Company, and Ms. Stockwell’s husband, for claims including wrongful termination and breach of contract. The Company denies defendants allegations and have set forth arguments refuting defendant’s counterclaims and third-party claims. The case is in the discovery phase. The Company is exploring potential dispositive motions against the counter and third-party claims.

●	Bright Green Corporation v. Jerry Capussi, D-1333-CV-202000252, State of New Mexico, County of Cibola, Thirteenth Judicial District. On November 16, 2020, the Company and defendant, a former consultant of BGGI, a predecessor to the Company, each filed claims for declaratory judgment seeking to determine by court order whether defendant is entitled to (i) shares of common stock in the Company (amounting to no more than 108,000 shares) or (ii) fair market value of defendant’s equity ownership of BGGI. The lawsuit is in early discovery stages, and we are preparing arguments for a summary judgment motion. There are no claims for specific monetary liability against either party.

ITEM 1A.	RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks and all of the other information contained in this quarterly report before deciding whether to invest in our securities, together with the risks and information set forth in our final Prospectus dated May 13, 2022 and filed with the SEC on May 17, 2022. If any of these risks are realized, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment in our securities. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations. Some statements in this quarterly report, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Changes in the competitive landscape for cannabis for federally sanctioned research could significantly, negatively impact us.

The DEA has not made public how many entities received memorandums of agreement. If the DEA awards additional licenses to grow cannabis for federally sanctioned research it would limit our competitive advantage. This would have a negative impact on our business plans, operations and financial results.

The Medical Marijuana and Cannabidiol Research Expansion Act, introduced in July 2022 in the House by U.S. Reps. Earl Blumenauer, D-Ore., and Andy Harris, R-Md., is the companion bill to Senate Bill 253 (which passed the Senate in April 2022). As drafted, the bill could increase the number of federally-licensed cannabis researchers in the U.S., and would require researchers to cultivate their own product under federal authorization or purchase their product from federally legal supply channels (DEA Registrants). The House Bill does not include a provision in the Senate Bill which would allow cannabis researchers to study products available in state-legal commercial cannabis markets. The final parameters of a final bill will require reconciling the Senate and House versions, and are unknowable, as are the impacts a final bill could have on our industry or our business and operations. In July 2022, Senators Chuck Schumer (D-NY), Cory Booker (D-NJ), and Ron Wyden (D-OR) introduced the Cannabis Administration and Opportunity Act (“CAOA”), which provides for comprehensive federal legalization of cannabis. The probability that the CAOA in its current form is adopted, now or in the future, is unknowable at this time, as are the impacts the CAOA could have on our industry or business and operations.

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The market price of our common stock has been extremely volatile and may continue to be volatile due to numerous circumstances beyond our control.

The market price of our common stock has fluctuated, and may continue to fluctuate, widely, due to many factors, some of which may be beyond our control. These factors include, without limitation:

●	“short squeezes”;
●	comments by securities analysts or other third parties, including blogs, articles, message boards and social and other media;
●	an increase or decrease in the short interest in our common stock;
●	actual or anticipated fluctuations in our financial and operating results;
●	risks and uncertainties associated with events and macroeconomics events such as the ongoing COVID-19 pandemic, fluctuations in U.S. interest rates and rapid inflation; and
●	overall general market fluctuations.

Publicly traded companies’ stock prices in general, and our stock price in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies and our company. For example, on May 18, 2022 and August 18, 2022, the closing price of our common stock was $48.08 and $1.20, respectively, and the daily trading volume on these days was approximately 3,221,100 and 504,200 shares, respectively. These broad market fluctuations may adversely affect the trading price of our common stock. In particular, a proportion of our common stock has been, and may continue to be, traded by short sellers which may put pressure on the supply and demand for our common stock, further influencing volatility in the market price. Additionally, these and other external factors have caused, and may continue to cause, the market price and demand of our common stock to fluctuate, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

A “short squeeze” due to a sudden increase in demand for shares of our common stock could lead to extreme price volatility in shares of our common stock.

Investors may purchase shares of our common stock to hedge existing exposure or to speculate on the price of our common stock. Speculation of the price of our common stock may lead to long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase on the open market, investors with short exposure may have to pay a premium to repurchase shares of our common stock for delivery to lenders of our common stock. Those repurchases may in turn, dramatically increase the price of our common stock until additional shares of our common stock are available for trading or borrowing. This is often referred to as a “short squeeze.” A proportion of our common stock has been, and may continue to be, traded by short sellers which may increase the likelihood that our common stock will be the target of a short squeeze. A short squeeze could lead to volatile price movements in shares of our common stock that are unrelated or disproportionate to our operating performance and, once investors purchase the shares of our common stock necessary to cover their short positions, the price of our common stock may rapidly decline. Investors that purchase shares of our common stock during a short squeeze may lose a significant portion of their investment.

We have identified a material weakness in our internal control over financial reporting and determined that our disclosure controls and procedures were ineffective as of June 30, 2022, as a result of the restatement of our unaudited financial information as of and for the quarter ended June 30, 2022. In the future, we may identify additional material weaknesses or otherwise fail to maintain an effective system of internal control over financial reporting or adequate disclosure controls and procedures, which may result in material errors in our financial statements or cause us to fail to meet our period reporting obligations.

Under the supervision and with the participation of our management, including our Interim Chief Executive Officer and Chief Financial Officer, we conducted an assessment of the effectiveness of our internal control over financial reporting as of June 30, 2022. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material error in our annual or interim financial statements will not be prevented or detected on a timely basis. In Management’s Report on Internal Control over Financial Reporting included in our Original Report for the quarter ended June 30, 2022, our management previously concluded that we maintained effective internal control over financial reporting as of June 30, 2022. Our management subsequently concluded that a material weakness existed and our internal control over financial reporting was not effective as of June 30, 2022. This determination was made as a result of a recording error of the fair value of shares of Common Stock we issued for services in June 2022. Such shares have a fair value of $8.00 per share, the price of our Common Stock at the time of our Direct Listing, but were initially recorded at a fair value of $4.00 per share. With this error being corrected in this Report, net loss increased by $6,297,960. Management is actively engaged in the planning for, and implementation of, remediation efforts to address our material weakness.

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ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES

During the period from April 1, 2022 through the date hereof, the Company issued the following:

●	300,000 shares of common stock at a purchase price of $10.00 per share to two existing stockholders, each of whom are accredited investors, for gross cash proceeds of $3,000,000, in May 2022.
●	1,574,490 shares of common stock for services rendered in connection with the direct listing of our common stock on Nasdaq, in June 2022.

The Company relied upon the exemption provided by Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act in connection with issuance and sale of the securities described above. The person who acquired these shares was a sophisticated investor and was provided full information regarding the Company’s business and operations. There were no general solicitations in connection with the offer or sale of these securities. The person who acquired these securities acquired them for their own account.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5.	OTHER INFORMATION

Not applicable.

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